EX-99.B(d)(2)(xi)

APPENDIX A

C&B INVESTMENT SUB-ADVISORY AGREEMENT

WELLS FARGO MASTER TRUST

Master Trust Funds
C&B Large Cap Value Portfolio

Most recent annual approval by the Board of Trustees: April 4, 2005

Appendix A amended: October 1, 2005

APPENDIX B

C&B INVESTMENT SUB-ADVISORY AGREEMENT

FEE AGREEMENT

WELLS FARGO MASTER TRUST

This fee agreement is made as of the 6th day of December, 2004, by and between Wells Fargo Funds Management, LLC (the “Adviser”) and Cooke & Bieler, L.P. (the “Sub-Adviser”); and

WHEREAS, the parties and Wells Fargo Master Trust (the “Trust”) have entered into an Investment Sub-Advisory Agreement (“Sub-Advisory Agreement”) whereby the Sub-Adviser provides management and other services to each series of the Trust listed in Appendix A to the Sub-Advisory Agreement (each a “Fund” and collectively the “Funds”); and

WHEREAS, the Sub-Advisory Agreement provides that the fees to be paid to the Sub-Adviser are to be as agreed upon in writing by the parties.

NOW THEREFORE, the parties agree that the fees to be paid to the Sub-Adviser under the Sub-Advisory Agreement shall be calculated and paid on a monthly basis by applying annual rate of percentage of the average daily net assets of the Funds listed below:

Name of Fund	Breakpoints	Sub-Advisory Rate
C&B Large Cap Value Portfolio	$0-$250M $250M-$500M $500M-$750M >$750M	0.45 0.40 0.35 0.30	% % % %

The foregoing fee schedule is agreed to as of October 1, 2005 and shall remain in effect until changed in writing by the parties.

WELLS FARGO FUNDS MANAGEMENT, LLC

By:	/s/ ANDREW OWEN
Andrew Owen Senior Vice President

COOKE & BIELER, L.P. By CBGP, LLC, its sole general partner

By:	/s/ KERMIT S. ECK, Manager
Kermit S. Eck, Manager

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